CFST II

SCHEDULE I

Effective December 1, 2014

Amended and Restated June 21, 2017

COMPENSATION

FUNDS AND TRUSTS

Equity Funds	Trust
Columbia Disciplined Value Fund	Columbia Funds Series Trust II

Bond Funds	Trust
N/A	N/A

FEE RATE

With respect to each Equity Fund above, the fee with respect to Class T (Formerly Class V) Shares shall be an aggregate annual rate of not more than 0.25% of the Fund’s average daily net assets attributable to Class V Shares for shareholder liaison services and administrative support services.

With respect to each Bond Fund above, the fee with respect to Class V Shares shall be an aggregate annual rate of not more than 0.15% of the Fund’s average daily net assets attributable to Class V Shares for shareholder liaison services and administrative support services.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule I as of June 21, 2017.

COLUMBIA FUNDS SERIES TRUST II

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Jeffrey F. Peters
Name:	Jeffrey F. Peters
Title:	Managing Director and Head of Global Institutional Distribution

1